EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media & Financial Contact: Jacques Kerrest
(210) 829-9140
jdk@harte-hanks.com

HARTE-HANKS TO PRESENT AT INVESTOR CONFERENCES;

COMMENTS ON OUTLOOK FOR 2003

SAN ANTONIO, TX – April 7, 2003 – Harte-Hanks, Inc. (NYSE: HHS), announced today that its president and chief executive officer, Richard Hochhauser, will be making a presentation at the Sun Trust Robinson Humphrey’s 32nd Annual Institutional Conference on April 7, and that its senior vice president and chief financial officer, Jacques Kerrest, will be making a presentation at the A. G. Edwards Media & Entertainment Conference on April 8.

In preparation for these conferences, Hochhauser commented on the Company’s outlook for 2003. “In connection with the release of 2002 financial results at the end of January 2003, we stated that we felt more optimistic about 2003 at that time than we had felt about 2002 at the comparable time in 2002. We also indicated at that time, however, that then current world events were causing us to be cautious. Nevertheless, we indicated that we expected our relative earnings per share performance in 2003 (compared to 2002) to be better than our earnings per share performance in 2002 (compared to 2001).”

Continuing, Hochhauser said, “While it is still early in the year and therefore difficult to make any conclusions about the year as a whole, a couple of things have become more clear since initially discussing our outlook for 2003. First, world events have progressed and our country is now at war. Programs and projects have been cancelled or postponed. This has hurt revenue and profits have been affected even more. Second, the first three months of the year have been weaker than we originally anticipated, and we expect earnings per share to be down between three to five cents from eps reported in the first quarter of ‘02. Because of the uncertainty in the environment and the way the year has begun we are now targeting to achieve absolute earnings per share growth in 2003 over 2002.

Concluding, Hochhauser said, “Several times over the past two years we have said to ourselves that we have never seen the environment this bad, whether referring to willingness of clients to spend or delays in their approval process, and each time the environment has either not improved or frequently deteriorated. Our cautious optimism at the beginning of this year was accompanied by a commitment to the discipline needed to optimize profits during these economic times. In that regard, we are addressing fundamental fixed cost issues, and are making changes that will reduce those costs over time.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks

Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 800 separate editions reaching more than 10 million households in California and Florida each week.

###

For more information, contact: Chief Financial Officer Jacques Kerrest (210) 829-9140 or e-mail at jdk@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com.